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                                                                   EXHIBIT 10.23

Summary Terms of Consulting Arrangement

Atlantic American Corporation (the "Company") has entered into an informal consulting arrangement with Samuel E. Hudgins, one of the Company's directors, pursuant to which Mr. Hudgins provides various financial and other consulting services to the Company as determined and directed at the discretion of the Chairman and/or the Chief Executive Officer of the Company. The arrangement may be discontinued by either party with prior notice. Mr. Hudgins is compensated on a per diem basis at a rate determined based on the nature of the engagement. Pursuant to the agreement, Mr. Hudgins received $135,500 during 2002 for such services.